Exhibit 99.1


FOR IMMEDIATE RELEASE            Contact:  Jane P. Shoemaker
                                           Director of Corporate Communications
                                           Interstate/Johnson Lane
                                           (704) 379-9015

             INTERSTATE/JOHNSON LANE REPORTS FIRST QUARTER EARNINGS


         CHARLOTTE, N.C. (January 26, 1999) -- Interstate/Johnson Lane, Inc. (NYSE:IJL) today reported net income of $3.5 million in the quarter ended December 31, 1998, an increase of 20.1 percent over net income of $2.9 million in the same quarter a year ago. Revenues were $70.7 million, up 8 percent from revenues of $65.4 million in the prior year.

         Diluted earnings per common share increased 9 percent to 49 cents per share from 45 cents in the same quarter last year.

         James H. Morgan, chief executive officer, attributed the increase in revenues and profits to "solid financial performances a cross the firm." He noted that the Private Client Group, the Fixed-Income Capital Markets Group and the Interstate Group had particularly strong quarters.

         "We are pleased that revenues held up despite a challenging external climate," Morgan said.

         IJL and Wachovia Corporation, the nation's 17th largest bank holding company, announced in October they had entered into an agreement to merge. IJL shareholders will vote on the merger plan today, and the process of securing regulatory approval is proceeding, Morgan said. The merger is expected to close in the April-June quarter.

         "The closer we move toward the merger, the more excited we are about the opportunities for our clients, our employees and our shareholders," Morgan said. There is no doubt in our minds that Wachovia is the ideal partner for IJL as we move into the new century."

         At its meeting in Charlotte today, the Board of Directors declared a regular quarterly cash dividend of 6 cents per share for its common stock, payable on March 1, 1999, to shareholders of record as of February 12, 1999.

         Interstate/Johnson Lane, Inc. is a Charlotte-based independent financial services firm whose subsidiaries provide securities brokerage, investment banking and underwriting, and investment consulting services to individuals, institutions and corporation. Its principal operating unit, Interstate/Johnson Lane Corporation, is one of the largest full-service broker-dealers headquartered in the Southeast, with 63 offices located primarily in the Carolinas, Georgia and Virginia. CapTrust Financial Advisors, LLC, offers investment consulting and brokerage services at eight additional locations throughout the nation. The company's common stock is traded on The New York Stock Exchange under the symbol IJL.



                              Financial Highlights

                                                     For the three months ended
                                       12/31/98              12/31/97
--------------------------------------------------------------------------------

Total Revenues                        $70,663,482         $65,382,656

Net Income                            $ 3,539,726         $ 2,947,492

Earnings Per Share:
         Basic                        $      0.55         $      0.50
         Diluted                      $      0.49         $      0.45

Weighted Average shares:
         Basic                          6,378,710           5,939,523
         Diluted                        7,266,908           6,565,615

                                   ***********